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                                                                    EXHIBIT 99.1


               CORAM HEALTHCARE OBTAINS DEBT COVENANT WAIVERS AND
                  DEBT INTEREST FORBEARANCE THROUGH APRIL 2000

         DENVER, Nov. 23, 1999 ....Coram Healthcare Corporation (NYSE:CRH) today announced that it has finalized an agreement with it principal debtholders pursuant to which its debtholders will forego interest payments, totaling up to $13 million, on the company's Series A and Series B Notes. Specifically, the company will not be required to pay interest on such notes for the period from November 15, 1999 through the earlier of the company's final resolution of its litigation with Aetna U.S. Healthcare, Inc. or May 15, 2000. In addition, the debtholders have waived any non-compliance with certain financial covenants set forth in the company's Senior Credit Facility for the period ending December 31, 1999.

         "The grant of these waivers demonstrates an extraordinary commitment, on the part of the company's debtholders, to management's plan for restoring this company to profitability. These concessions from our debtholders and continuing improvements in the company's core business operations have increased our confidence that we can overcome the short term financial challenges now confronting this industry and our business," said Donald J. Amaral, chairman and interim chief executive officer of Coram Healthcare Corporation.

         The company also announced today that its executive vice president and chief financial officer, Wendy L. Simpson, has resigned her positions with the company and its subsidiaries, effective Friday, November 26, 1999. The company has commenced a search for a new chief financial officer.-

         "Wendy Simpson has played an integral role in both formulating and implementing our plans for improving the financial performance of the company and she has been instrumental in managing our relationship with our debtholders throughout her tenure with us. The concessions we announced today would not have been possible without her. We are grateful for her contributions and wish her well," said Mr. Amaral.

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         USA-based Coram is a leading provider of high quality home infusion therapy operating from 88 locations in 43 states and Ontario, Canada. Coram's Prescription Services Division provides pharmacy benefit management services as well as mail order prescription drugs for chronically ill patients. The Clinical Trials and Medical Informatics Division provides home care and product development services to pharmaceutical, biotechnology and medical device companies sponsoring clinical trials.

Note: Except for historical information, all other statements provided in this press release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results may vary materially from the forward-looking statements made above due to important factors such as the Company's history of operating losses and uncertainties associated with future operating results; significant outstanding indebtedness; equity conversion rights held by existing debt holders; limited liquidity; reimbursement-related risks; shifts in the mix of parties that pay for the Company's services; dependence upon relationships with third parties; uncertain future liabilities under capitation arrangements; concentration of large payors; the intensely competitive industry; the timing of or ability to complete acquisitions; government regulation of the home health care industry; certain legal proceedings; dependence on key personnel; recruitment and retention of trained personnel; potential volatility of stock price; New York Stock Exchange listing status; and unanticipated impacts from the Year 2000 issue. These and other risk factors that could affect Coram's financial results are further described in the Company's Form 10-K Annual Report, as amended, Form 10-Q Quarterly Reports, and Form 8-K Current Reports on file with the Securities and Exchange Commission.